Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-123932 on Form S-8 of our reports dated March 27, 2013, relating to the consolidated financial statements and financial statement schedule of Feihe International, Inc. and its subsidiaries (collectively the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of one material weakness), which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, the People’s Republic of China
March 27, 2013